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                        Heller International Corporation
          Announces the Death of Chairman and Chief Executive Officer
                                Michael S. Blum


     (Chicago, IL -- October 30, 1995) -- Michael S. Blum, Chairman and Chief Executive Officer of Heller International Corporation, died suddenly on Sunday, October 29, of natural causes in Berlin, Germany. He was 56 years old.

     Heller plans to hold a special board of directors' meeting within the next two weeks to determine a successor. In the interim, the company will operate under the auspices of the Executive Committee. The Fuji Bank, Limited, Heller's parent company, has expressed a high degree of confidence in Heller's progress and direction as well as in the management team which Blum put in place during his five years as head of the company.

     At the time of his death, Blum had been on a goodwill trip to Germany with the American Jewish Committee. His body will be brought back to Chicago later this week. Information regarding funeral arrangements is not yet available.

     Blum joined Heller in 1986 as President of Heller Real Estate Financial Services and Executive Vice President of Heller International Corporation. He became Vice

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Chairman of Heller Financial, Inc., Heller International's primary operating subsidiary, in 1987 and Chief Executive Officer in late 1990.

     At the start of his tenure as Heller's CEO, Blum set out a clear vision for the firm. He and his team adopted a strategic business approach that centered on the development of Heller's core businesses and the expansion into new market niches. At the same time, Blum fostered a corporate culture that promoted teamwork, creativity and confidence-building. A prominent part of this strategy was to establish a customer-intimate marketing culture along with solid credit discipline. Under his leadership, Heller Financial has enjoyed three consecutive years of record operational performance, buttressed by strong reserves and liquidity, and a growing equity base.

     "Mike understood the paramount importance of client relationships, and took pains to ensure that Heller had the right people in each job. As saddened as we are, we are also grateful that Mike left Heller a strong company, well-positioned for the future," said Richard J. Almeida, Chief Financial Officer. He added, "Just last year, Heller celebrated its 75th anniversary. Mike was especially pleased that upon reaching such a milestone, the firm was, in his words, 'back on track'."

     Prior to joining Heller, Blum worked for General Electric Company beginning in 1967 and held a variety of senior management positions. When he left in 1986, he was Senior Vice President and General Manager of General Electric Credit Corporation's real estate businesses, which encompassed real estate lending, mortgage insurance, mortgage banking and an industrial bank. He was also an officer of the General Electric Company. Blum received his Bachelor of Civil Engineering degree from the City College in New York in 1960 and his Master's of Business Administration from Rutgers University in 1965.

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     Blum's leadership was not limited to his firm, and he maintained a steadfast interest in community and cultural issues. A strong and vocal advocate for quality education, he was an active board member of Chicago Cities in Schools organization, and encouraged Heller's employees to take an interest in their local communities in some meaningful way. Blum was on the board of directors of Providence-St. Mel School, and a member of the Urban Land Institute and the Executive Club. In addition, he served on the Board of Governors of the Chicago Chapter of The American Jewish Committee and was an Advisory Board Member for Northwestern University's J. L. Kellogg Graduate School of Management. Over the years, Blum also served as a Director for both Fuji Bank and Trust Company and Fuji Securities, Inc.

     Blum is survived by his wife, Sandy, and three children, Jan, Emily, and Jennifer. Also surviving him are his daughter-in-law, Tammy and his two grandsons, Matthew and Zachary.

     Heller International Corporation is a wholly owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller International Corporation's primary subsidiary is Heller Financial, Inc., which provides U.S.- based clients with cash flow financing, real estate financing, factoring and working capital loans, equipment financing and leasing, asset-based finance and equity investments. The company also operates in European, Asian, and Latin American countries through joint venture and wholly owned companies that specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and trade finance.

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